UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2015

 ELECTRO SCIENTIFIC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-12853	93-0370304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13900 NW Science Park Drive, Portland, Oregon		97229
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (503) 641-4141

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 13, 2015, the Compensation Committee of the Board of Directors of Electro Scientific Industries, Inc. (the "Company") approved change in control agreements for Paul Oldham, Vice President of Administration and Chief Financial Officer, Robert DeBakker Vice President of Operations, Sidney Wong, Vice President, China Customer Operations, and Kerry Mustoe, Vice President of Finance, Controller and Chief Accounting Officer. In the cases of Messrs. Oldham and DeBakker, the change in control agreements amend and restate their existing agreements.

The agreements provide for certain benefits if the executive if terminated without “cause” or voluntary terminates his or her employment for “good reason” within 24 months following a change in control. In the case of Messrs. Oldham and DeBakker, they are entitled to receive an amount equal to 24 months base salary, 200% of their target bonus and 24 months of health insurance premiums. In the case of Mr. Wong and Ms. Mustoe, they are entitled to receive an amount equal to 12 months base salary, 100% of their target bonus and 12 months of health insurance premiums. If the change of control benefits to be received by an executive under the change in control agreement and the executive’s equity award agreements would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, the executive will either receive the full amount of benefits or have the benefits reduced to an amount that would not trigger the excise tax, whichever results in the greatest net amount to the executive after tax. The form of agreement is filed as an exhibit hereto and incorporated herein in its entirety.

On May 14, 2015, the Compensation Committee of the Board of Directors of the Company awarded Edward C. Grady, President and Chief Executive Officer of the Company, 170,000 restricted stock units and 23,000 stock-settled stock appreciation rights under the Company’s 2004 Stock Incentive Plan. These awards vest 50% on each of the first two anniversaries of the date of grant.

9.01     Financial Statement and Exhibits

Exhibit 10.1    Form of Change in Control Agreement

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 18, 2015

Electro Scientific Industries, Inc.

By:	/s/ Paul Oldham
Name:	Paul Oldham
Title:	Vice President of Administration, Chief Financial Officer and Corporate Secretary